SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
January 10, 2003 (January 9, 2003)

Commission file number 0-10521

ADVANCED NEUROMODULATION SYSTEMS, INC.

Incorporated pursuant to the Laws of the State of Texas

Internal Revenue Service — Employer Identification No. 75-1646002

6501 Windcrest Drive, Plano, Texas 75024

(972) 309-8000

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(c)	Exhibits.

99.1	Press Release dated January 9, 2003. This exhibit is furnished and shall not be deemed filed by the Registrant for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended.

Item 9.  Regulation FD Disclosure.

On January 9, 2003, we increased our revenue and earnings guidance for 2002 and 2003. See the press release attached hereto as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVANCED NEUROMODULATION SYSTEMS, INC.
By: /s/ F. Robert Merrill III
Date: January 10, 2003	Name: F. Robert Merrill III
Title: Executive Vice President, Finance
Chief Financial Officer and Treasurer

Exhibit 99.1

PRESS RELEASE

[Graphic omitted]	FOR IMMEDIATE RELEASE

Agency Contact:	Company Contact:
Neil Berkman Associates	Chris Chavez
(310) 277-5162	President & CEO
info@BerkmanAssociates.com	(972) 309-8000

Advanced Neuromodulation Systems
Increases Revenue and Earnings Guidance

        DALLAS, TEXAS, January 9, 2003 -- Reflecting continued strong sales of its implantable neurostimulation devices, Advanced Neuromodulation Systems, Inc. (ANS) (NASDAQ:ANSI) today increased its revenue and earnings guidance for 2002 and 2003.

        “ANS’ impressive revenue and earnings growth is the result of the enthusiastic response among a growing base of physicians and their patients to our Genesis™ and Genesis XP™ Totally Implantable Pulse Generator (IPG) Spinal Cord Stimulators,” said President and Chief Executive Officer Chris Chavez.

        ANS expects revenue for the fourth quarter ended December 31, 2002 to increase by at least 66%, including a near doubling of neuro segment revenue, to the range of $17,400,000 to $17,800,000, and net income per share to increase by about 150% 0to approximately $0.18 to $0.19 per diluted share. For the fourth quarter of 2001, ANS reported revenue of $10,471,000 and net income of $680,000, or $0.07 per diluted share.

        For the year ended December 31, 2002, ANS expects revenue to increase by about 50%, including about a 66% increase in neuro segment revenue, to the range of $56,600,000 to $57,000,000, and net income per share to increase by about 260% to approximately $0.54 to $0.55 per diluted share. For 2001, ANS reported revenue of $37,916,000 and net income of $0.15 per diluted share. Final financial operating results for the fourth quarter and the year ended December 31, 2002 are, of course, subject to completion of the Company’s financial audit and any required audit adjustments.

        For 2003, the company added that it currently expects revenue in the range of $71,000,000 to $75,000,000 and net income in the range of $0.78 to $0.83 per diluted share. Previously, ANS anticipated revenue for 2003 in the range of $69,000,000 to $72,000,000 and net income in the range of $0.75 to $0.79 per diluted share.

        Industry analysts estimate that the spinal cord stimulation market, including both radio frequency (RF) and IPG systems, currently approximates $300 million and is growing 20% annually. The broader neuromodulation market also is expected to grow from approximately $700 million in 2002 to $1.1 billion by 2005. “The strong financial performance we anticipate shows that ANS is on the right track to continue to participate in our industry’s rapid growth,” Chavez said.

About Advanced Neuromodulation Systems

        Advanced Neuromodulation Systems designs, develops, manufactures and markets implantable systems used to manage chronic intractable pain and other disorders of the central nervous system. Forbes magazine recently recognized ANS as one of America’s 200 Best Small Companies. Additional information is available at www.ans-medical.com.

"Safe harbor" statement under the Private Securities Litigation Reform Act of 1995:

         Statements contained in this document that are not based on historical facts are “forward-looking statements.” Terms such as “plan,” “should,” “would,” “anticipate,” “believe,” “intend,” “estimate,” “expect,” “predict,” “scheduled,” “new market,” “potential market applications” and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: completion of the Company’s financial audit and any adjustments required thereby; continued market acceptance of the Genesis™ IPG; continued market acceptance of the Genesis XP™ IPG; continued market acceptance of our Renew® system following the launch of the Genesis IPG and Genesis XP IPG; completion of research and development projects in an efficient and timely manner; obtaining regulatory approvals on a timely and cost-efficient basis to permit the introduction of new products; the satisfactory completion of clinical trials and/or market tests prior to the introduction of new products; the adequacy, acceptability and timeliness of component supply; the approval of new products by reimbursement agencies like insurance companies, HMOs, Medicare and Medicaid; the efficacy of the Company’s products for new applications; attracting interest from potential partners to develop other applications for our neuromodulation technology platforms; competition; and other risks detailed from time to time in the Company’s SEC filings. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, anticipated results could differ materially from those forecast in forward-looking statements.